------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                         Date of Report: January 5, 1996
                        (Date of Earliest Event Reported)

                          COMMUNICATIONS SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

   Minnesota                       0-10355                      41-0957999
(State or other jurisdiction  (Commission File               (Federal Employer
of Incorporation)                   Number)                 Identification No.)

                              213 South Main Street
                                Hector, MN 55342
                    (Address of principal executive offices)

      Registrant's telephone number, including area code: (612) 848-6231

                                 Total Pages (2)

-------------------------------------------------------------------------------

                          COMMUNICATIONS SYSTEMS, INC.
                                    FORM 8-K

Items 1 - 4  Not Applicable.
----------------------------

Item 5.  Other Events.

On January 4, 1996, Communications Systems, Inc. (the "Company" or "CSI") completed the acquisition of Automatic Tool and Connector Co., Inc. ("ATC") in a stock purchase transaction. Based in Union, New Jersey, ATC manufactures high performance fiber optic and RF connectors, interconnect devices and coaxial cable assemblies for the telecommunications, medical, electronics, computer and other markets.

For the fiscal year ended April 30, 1995, ATC had sales of $3.2 million. Its gross margins are comparable to those of CSI's domestic telecommunications business.

ATC's  flagship  product  line is the Quick Term  fiber  optic  connector.  This patented product significantly reduces the installation time and costs associated with making fiber optic connections. Conventional fiber optic connecting devices require a curing process of approximately 20 minutes. By eliminating the need for a curing oven, ATC's Quick Term technology reduces field installation time to approximately two minutes per connection.

CSI believes the acquisition of ATC will round out the Company's offerings of key telecommunications technologies. Together with CSI's existing copper wire technology, CSI believes ATC will enable the Company to offer an expanded range of connecting and cabling solutions to its customers.

The consideration paid by CSI to stockholders of ATC consisted primarily of $1.2 million cash and 112,676 shares of CSI common stock. In connection with the acquisition, ATC's President and CEO, Alvin Chaiken, entered into a one year employment agreement.

Items 6 - 8  Not Applicable.
----------------------------

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  COMMUNICATIONS SYSTEMS, INC.

                                                     By Paul N. Hanson
                                                        Paul N. Hanson
                                                        Vice President and
                                                        Chief Financial Officer
January 5, 1996